Exhibit 4(e)

                          HANGER ORTHOPEDIC GROUP, INC.
                      Non-Qualified Stock Option Agreement

     THIS AGREEMENT is made as of March 18, 2002, by and between HANGER ORTHOPEDIC GROUP, INC., a Delaware corporation (the "Company"), and Edward Mitzel (the "Optionee").

                              W I T N E S S E T H:
                               -------------------

     WHEREAS, the Company desires to grant to Optionee a non-qualified stock option to purchase thirty-five thousand (35,000) shares of the Company's common stock, par value $0.01 per share (the "Common Stock"), in consideration for Optionee's service to the Company.

     NOW, THEREFORE, the parties hereto, intending to be legally bound, do agree as follows:

     1. Grant of Option. Subject to the terms and conditions of this Agreement, the Company hereby grants to Optionee the right and option to purchase from the Company all or part of an aggregate of thirty-five thousand (35,000) shares of Common Stock. This option is not intended to qualify as an incentive stock option within the meaning of Section 422A of the Internal Revenue Code of 1986, as amended (the "Code").

     2. Option Price and Time of Exercise. The per-share purchase price at which the shares subject to option hereunder may be purchased by Optionee pursuant to his exercise of this option shall be $9.20, which price equals the closing sale price per share of the Common Stock on the New York Stock Exchange on March 18, 2002, the date of grant of this option. Optionee's right to exercise this option shall vest as to 25% of the shares of Common Stock underlying the option at the end of each of the first four years following the date hereof. The right to exercise the option shall be cumulative to the extent not theretofore exercised. The right to exercise the option shall in all events expire, except as provided in Paragraph 5 below, after the day preceding the tenth anniversary hereof (the "Option Period").

     3. Method of Exercise and Payment for Shares. This option shall be exercised by written notice directed to the Company at its principal office, specifying the number of shares to be acquired upon such exercise and indicating whether the exercise is being paid for (i) in cash, (ii) in shares of Common Stock already owned by Optionee and valued at their fair market value on the date of exercise of the option, or (iii) by a combination of (i) and/or (ii) above.

     4. Non-transferability of Option; Restricted Securities. This option is not transferable by Optionee, except only after the written consent of the Company, which shall not be unreasonably withheld, in connection with a merger of the Optionee or the transfer by the Optionee of all or substantially all of its assets (including this option), in which event this option may be transferred by the Optionee to such successor after the issuance of the written consent of the Company. The shares of Common Stock acquired by Optionee upon any exercise of this option shall be "restricted securities" within the meaning of Rule 144(a)(3) under the Securities


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Act of 1933, and Optionee shall be required to comply with and satisfy all applicable laws in any resale transactions conducted by Optionee which involve any such shares of Common Stock so acquired by Optionee under this option.

     5. Exercise After Death or Termination of Service to the Company. In the event Optionee dies before the expiration of this option, Optionee's estate, or the person or persons to whom his rights under this option shall pass by will or the laws of descent and distribution, may exercise this option, to the extent exercisable at the date of death, at any time within twelve (12) months following Optionee's death (but in any event before the expiration of the Option Period). In the event Optionee ceases to be employed by the Company or a subsidiary of the Company by reason of termination of employment other than for cause (as defined in Optionee's Employment Agreement with the Company or a subsidiary of the Company) or other than for the voluntary termination of employment by Optionee, before expiration of the Option Period, the shares of Common Stock underlying this option, to the extent not previously exercised, shall become fully vested and exercisable, with this option thereafter being exercisable at any time within twelve (12) months immediately following such termination of employment (but in any event before the expiration of the Option Period). If Optionee's employment is otherwise terminated for cause or the voluntary termination of employment by Optionee, this option shall immediately terminate at the time of such termination of employment.

     6. Adjustments Upon Certain Events. If the Company shall at any time increase or decrease the number of its outstanding shares of Common Stock by means of the payment of a stock dividend, a stock split or subdivision of shares, a consolidation or combination of shares, or through a reclassification of the then outstanding shares of Common Stock, then the aggregate number of shares of Common Stock subject to this Option and the exercise price of this Option shall be adjusted proportionately.

     7.  Merger, Consolidation, Acceleration of Option Vesting.

         (a) Effect of Transaction. Upon the occurrence of any of the following events, if the notice required by Section 7(b) hereof shall have first been given, the option granted hereunder shall automatically terminate and be of no further force and effect whatsoever, without the necessity for any additional notice or other action by the Company: (i) the merger, consolidation or liquidation of the Company or the acquisition of its assets or stock pursuant to a nontaxable reorganization, unless the surviving or acquiring corporation, as the case may be, shall assume all outstanding options of the Company or substitute new options for them pursuant to Section 425(a) of the Code; (ii) the dissolution or liquidation of the Company; (iii) the appointment of a receiver for all or substantially all of the Company's assets or business; (iv) the appointment of a trustee for the Company after a petition has been filed for the Company's reorganization under applicable statutes; or (v) the sale, lease or exchange of all or substantially all of the Company's assets and business.

         (b) Notice of Such Occurrences. At least 30 days' prior written notice of any event described in Section 7(a) hereof, except the transactions described in subsections 7(a)(iii) and (iv) as to which no notice shall be required, shall be given by the Company to Optionee. If


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

Optionee is so notified, he may exercise all or a portion of the entire unexercised portion of this option at any time before the occurrence of the event requiring the giving of notice, regardless of whether all conditions of exercise relating to continuation of employment for specified periods of time have been satisfied. Such notice shall be deemed to have been given when delivered personally to Optionee or when mailed to Optionee by registered or certified mail, postage prepaid, at Optionee's last address known to the Company.

     8. Binding Effect, Entire Agreement. Subject to the limitations stated above, this Agreement shall be binding upon and inure to the benefit of the personal representatives of Optionee and the successors of the Company. This Agreement constitutes the entire agreement between the parties and cannot be altered, modified, or changed in any way unless made in writing and signed by the party against whom such alteration, modification, or change is asserted. This Agreement shall be governed by the laws of the State of Delaware.

     IN WITNESS WHEREOF, the Company has caused this Agreement to be signed by its duly authorized officer and attested by its Secretary, and Optionee has affixed his signature hereto.


                                            /s/ Edward Mitzel
                                            ------------------------------------
                                            Edward Mitzel
                                            Optionee



Attest:                                     HANGER ORTHOPEDIC GROUP, INC.


/s/ Glenn M. Lohrmann                       /s/ Ivan R. Sabel
-----------------------------------         ------------------------------------
Glenn M. Lohrmann                           Ivan R. Sabel
Secretary                                   Chairman and Chief Executive Officer



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